Exhibit 99.1

News Release

BDSI Announces Purchase of Non-U.S. BEMA™ Technology from QLT USA, Inc.

Transaction Eliminates Non-U.S. License and Future Milestone and Royalty Obligations To QLT and

Provides Option for Purchase of U.S. Asset

MORRISVILLE, N.C.—Aug. 3, 2006—BioDelivery Sciences International, Inc. (NASDAQ:BDSI), a specialty biopharmaceutical company focused on acute care products, including pain therapies has purchased from QLT USA, Inc. (“QLT USA”), a subsidiary of QLT Inc. (NASDAQ:QLTI; TSX:QLT) all of the non-U.S. rights to the BEMA™ drug delivery technology, including all patent rights and related intellectual property. Prior to this transaction, BDSI had licensed BEMA™ from QLT USA on a worldwide, exclusive basis. Besides the rights to the BEMA™ technology outside of the U.S., the agreement gives BDSI an option to purchase the U.S. BEMA™ technology patents within 12 months.

The aggregate purchase price for the non-U.S. portion of the BEMA™ technology is $3 million, to be paid over time as follows: (1) $1 million was paid at closing, (2) $1 million by the end of first quarter 2007 and, (3) $1 million to be paid within 30 days of FDA approval of the first non-U.S. BEMA™-related product. As part of the transaction as it relates to the non-U.S. portion of the former QLT USA/BDSI license, no further milestone payments or ongoing royalties will be due to QLT USA. In addition BDSI will have the option to purchase the remaining U.S. asset for $7 million dollars. These payments will also be paid over time.

Dr. Mark A. Sirgo, President and CEO of BDSI, said: “This is an exciting, timely and opportunistic transaction for BDSI. The progress we are making with our Phase III BEMA™ Fentanyl product and our experience in working with the technology over the past several years has made the opportunity to create a portfolio of products utilizing this technology even more apparent to us. From a financial perspective, in eliminating the non-U.S. milestone payments and tiered royalties owed to QLT USA, this transaction would be additive to our potential future profitability from product sales, not only from the initial BEMA™ Fentanyl product, but all additional BEMA™ products we expect to develop outside the United States. The elimination of the license and long-term royalty obligation to QLT USA, as well as the elimination of QLT USA’s approval rights, also places us in a significantly more flexible position to partner with and license to third parties outside the U.S. where we see fit, and to potentially do so on more favorable financial terms to BDSI. As BDSI continues to execute its business plan both the short and long-term financial benefits of this asset purchase, along with the option to purchase the U.S. rights to the technology, will become even more evident.”

BEMA(TM) is an acronym for “Bioerodible Mucoadhesive”, and consists of a patented oral BEMA™ disc, which delivers the drug through the mucosal surface (inner cheek) by placing the disc between the cheek and gum. BDSI, in its merger with Arius Pharmaceuticals in August 2004, acquired the world-wide license to the BEMA™ technology, and has since been working to develop and commercialize the technology, most notably with its flagship product, BEMA™ Fentanyl, which is now in Phase III for the treatment of “breakthrough” cancer pain. The initial BEMA™ license was between Arius and Atrix Laboratories, Inc. (now QLT USA, Inc.).

News Release

BDSI has estimated annual peak U.S. sales for its first two products being developed in the pain category, BEMA™ Fentanyl and BEMA™ LA, at $250 million and $500 million, respectively.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop and commercialize clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive disc technology: BEMA™ Fentanyl, a treatment for “breakthrough” cancer pain which is expected to complete its Phase III BEMA™ Fentanyl trials during the second half of 2006, and BEMA™ LA, a second analgesic with a target indication of the treatment of moderate to severe pain, which is currently in Phase I trials and on which the company intends to initiate Phase III trials in the second half of 2006. The company is also working with both its BEMA™ technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

About QLT Inc.

QLT Inc. (NASDAQ:QLTI; TSX:QLT) is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to the plans, objectives, expectations and intentions and other statements of BioDelivery Sciences International, Inc. and other parties, which statements are identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the results of scheduled or additional clinical trials and FDA or foreign regulatory review of the Company’s formulations and products may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

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